Exhibit 1

JOINT FILING AGREEMENT
This Joint Filing Agreement, dated as of January 11, 2017, is by and among CamCap Resources Offshore Master Fund, L.P., CamCap Resources Partners, LLC, Cambrian Capital, L.P., Cambrian Capital, LLC, Ernst von Metzsch, and Roland von Metzsch (collectively, the “Filers”).
Each of the Filers may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13D and/or 13G with respect to shares of Common Stock of Petroshare Corp. beneficially owned by them from time to time.

Pursuant to and in accordance with Rule 13(d)(1)(k) promulgated under the Securities Exchange Act of 1934, as amended, the Filers hereby agree to file a single statement on Schedule 13D and/or 13G (and any amendments thereto) on behalf of each of the Filers, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule.

This Joint Filing Agreement may be terminated by any of the Filers upon written notice or such lesser period of notice as the Filers may mutually agree.

Executed and delivered as of the date first above written.

CAMCAP RESOURCES OFFSHORE MASTER FUND, L.P. By: CamCam Resources Partners, LLC, Its General Partner By: /s/ Greg Anderson Greg Anderson Chief Financial Officer

CAMCAP RESOURCES PARTNERS, LLC By: /s/ Roland von Metzsch Roland von Metzsch Manager

CAMBRIAN CAPITAL, L.P. By: /s/ Greg Anderson Greg Anderson Chief Financial Officer

CAMBRIAN CAPITAL, LLC By: /s/ Roland von Metzsch Roland von Metzsch Manager

ERNST VON METZSCH /s/ Ernst von Metzsch

ROLAND VON METZSCH /s/ Roland von Metzsch